UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

March 8, 2013 (March 6, 2013)

QUANTA SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13831	74-2851603
(Commission File No.)	(IRS Employer Identification No.)

2800 Post Oak Boulevard, Suite 2600

Houston, Texas 77056

(Address of principal executive offices, including ZIP code)

(713) 629-7600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Incentive Plan. On March 6, 2013, the Compensation Committee of the Board of Directors of Quanta Services, Inc. (the “Company”) adopted the Quanta Services, Inc. 2013 Incentive Bonus Plan (the “Incentive Plan”). Under the Incentive Plan, the Company’s executive officers and key management employees are eligible to receive annual bonus awards payable in cash, restricted stock and/or restricted stock units. All equity-based awards earned under the Incentive Plan, if any, will be made pursuant to the Quanta Services, Inc. 2011 Omnibus Equity Incentive Plan (the “Omnibus Plan”) or other plans that may be approved from time to time by the Board or by stockholders as required. Certain awards under the Incentive Plan are based on the achievement of performance goals. For 2013, performance goals for executive officers are based on achievement of operating income targets, return on equity targets and individual strategic goals. The Incentive Plan also provides for additional discretionary awards in cash, restricted stock and/or restricted stock units for executive officers and key management employees. The Compensation Committee, based on recommendations of management, establishes specific target amounts for the participants under the Incentive Plan. All future awards to executive officers under the Incentive Plan are subject to approval by the Compensation Committee prior to the date any such awards are granted.

Form Award Agreements. On March 6, 2013, the Compensation Committee also approved the terms of the forms of award agreements to be used in connection with grants of restricted stock units to employees and consultants of the Company or its affiliates and to non-employee directors of the Company pursuant to the Omnibus Plan.

The form restricted stock unit award agreement for employees and consultants, including executive officers, provides that restricted stock units will be settled in shares of the Company’s common stock at the end of the applicable vesting period (less any shares of common stock withheld to satisfy payroll and other tax withholding obligations of the Company). During the participant’s continuous service with the Company or an affiliate of the Company, the restricted stock units will vest in three equal annual installments beginning on the applicable vesting date designated in the award agreement. The participant will also be entitled to receive a cash dividend equivalent payment with respect to each underlying share of common stock subject to the restricted stock unit award. Upon any termination of the participant’s continuous service before all of the restricted stock units become vested, all unvested restricted stock units as of the termination date will be forfeited, except that unvested restricted stock units will become vested upon the death of the participant during the participant’s continuous service or upon the occurrence of a Change in Control (as defined in the Omnibus Plan) during the participant’s continuous service.

The form restricted stock unit award agreement for non-employee directors provides that restricted stock units will be settled in shares of the Company’s common stock at the end of the applicable vesting period. The restricted stock units will vest in full on the applicable vesting date designated in the award agreement or, if earlier, the day immediately preceding the date of the annual meeting of stockholders in the year following the date of grant. The director will also be entitled to receive a cash dividend equivalent payment with respect to each underlying share of common stock subject to the restricted stock unit award. Upon any termination of the director’s board service before all of the restricted stock units become vested, all unvested restricted stock units as of the termination date will be forfeited, except that unvested restricted stock units will become vested upon the death of the director during the director’s board service, upon the termination of the director’s board service as a result of not being nominated for or elected to a new term as a director, upon the director’s resignation at the request and for the convenience of the board other than for cause, or upon the occurrence of a Change in Control during the director’s board service.

The foregoing descriptions of the Incentive Plan and the forms of award agreements for grants of restricted stock units pursuant to the Omnibus Plan are qualified in their entirety by reference to the Incentive Plan and the award agreements, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit

10.1*	2013 Incentive Bonus Plan

10.2*	Form of Restricted Stock Unit Agreement for awards to employees/consultants pursuant to the 2011 Omnibus Equity Incentive Plan

10.3*	Form of Restricted Stock Unit Agreement for awards to non-employee directors pursuant to the 2011 Omnibus Equity Incentive Plan

*	Management contract or compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 8, 2013	QUANTA SERVICES, INC.

	By:	/s/ Derrick A. Jensen
Name: Derrick A. Jensen Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1*	2013 Incentive Bonus Plan

10.2*	Form of Restricted Stock Unit Agreement for awards to employees/consultants pursuant to the 2011 Omnibus Equity Incentive Plan

10.3*	Form of Restricted Stock Unit Agreement for awards to non-employee directors pursuant to the 2011 Omnibus Equity Incentive Plan

*	Management contract or compensatory plan or arrangement